Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	October 25, 2016 Contact: West Gotcher, Investor Relations 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Commences Reorganization via Voluntary Chapter 11 Filing; Receives Approval of Critical “First Day” Motions

•	Operations to Continue Uninterrupted; Vendors and Trade Creditors To Be Paid in Full

•	No impact to Customers or Employees

•	Reorganized Key to Remain a Public Company With Platinum Equity as Lead Shareholder

•	Funded Debt To Be Reduced From Approximately $1 billion To Approximately $250 Million

HOUSTON, Oct. 25 2016 /PRNewswire/ — Key Energy Services, Inc. (“Key”) and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on October 24, 2016 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to the terms of the previously disclosed plan support agreement (the “Plan Support Agreement”) among Key, Platinum Equity and certain other holders of its 6.75% Senior Notes due 2021 (“Senior Notes”), collectively holding more than 89% of its outstanding Senior Notes, and certain lenders holding more than 87% of the principal amount of loans outstanding under Key’s Term Loan Credit Agreement dated June 1, 2015 (“Term Loan”), that contemplates the reorganization of the Debtors pursuant to a prepackaged plan of reorganization (the “Plan”). In accordance with the Plan Support Agreement, Key previously commenced a solicitation for acceptance of the Plan, which was accepted by voting holders of 99.89% in principal amount and 93.88% in number of Key’s Senior Notes and voting holders of 100% in principal amount and 100% in number of loans under Key’s Term Loan, constituting the requisite number of voting holders of Key’s Senior Notes and term loans.

The Debtors filed various “first day” motions with the Bankruptcy Court seeking approval of relief that allows the Debtors to continue to operate in the ordinary course of business. On October 25, 2016, the Bankruptcy Court held a hearing to consider such motions, and the Bankruptcy Court granted all “first day” motions. The relief granted allows the Debtors to pay their employees, vendors and trade creditors in full in the ordinary course of business and to maintain their customer-related programs and policies. The Bankruptcy Court has scheduled a confirmation hearing for December 6, 2016 to consider entry of an order confirming the Plan, and expect to emerge promptly thereafter.

Platinum Equity, a Los Angeles-based global investment firm with a unique focus on operations and extensive experience helping businesses in transition, as holder of a majority of the Company’s Senior Notes, will become Key’s largest shareholder upon consummation of the Plan.

The Debtors will continue to operate their businesses in the ordinary course while the Chapter 11 cases are pending. Upon completion of the restructuring, reorganized Key will remain a publicly traded company.

Robert Drummond, Key’s President and Chief Executive Officer, commented, “The filing of our prepackaged bankruptcy cases with the Bankruptcy Court is an important milestone in the process of restructuring Key to significantly reduce the Company’s debt burden and to position the Company to take advantage of opportunities that emerge as the market recovers. Importantly, this prepackaged Plan will not interrupt our day-to-day operations and will allow Key to continue to deliver a high level of service to our customers in a safe manner and to pay our employees and vendors on a timely basis.”

Platinum Equity Partner Jacob Kotzubei said he is pleased that Key Energy successfully obtained overwhelming support for the Plan from its creditors and the Bankruptcy Court relief needed to allow Key to continue to operate in the ordinary course while in bankruptcy. “This is a critical step in Key’s proposed restructuring that will allow the company to emerge as a stable, well-capitalized business,” said Mr. Kotzubei. “We continue to believe Key is an ideal platform for growth and consolidation and we look forward to working with Robert and the management team to help the business thrive.”

The principal components of the Plan include:

•	Replacing Key’s existing $100 million asset-based revolving credit facility with a new ABL facility.

•	Reducing Key’s Term Loan obligations to $250 million.

•	Exchanging 100% of Key’s existing Senior Notes for 7.5 million shares of reorganized Key plus rights to acquire additional shares of reorganized Key.

•	Cancelling all of Key’s existing common stock in exchange of 815,891shares of reorganized Key plus rights and warrants to acquire additional shares of reorganized Key.

Additionally, contemporaneously with the solicitation, Key conducted an offering of subscription rights to certain qualifying holders of Key’s Senior Notes and certain qualifying Key equity holders to purchase shares of reorganized Key common stock. The proceeds of the rights offering – which will range between $85 million and $110 million – will permit Key to pay certain claims under the Plan and will also provide liquidity to Key when it emerges from bankruptcy.

Key is represented in its restructuring by Sidley Austin LLP, and Platinum Equity is represented by Sullivan & Cromwell LLP.

Cautionary Note regarding Forward-Looking Statements

This press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: risks associated with Key’s reorganization; the ability of Key to obtain confirmation of the Plan from the Bankruptcy Court and/or meet all of the conditions precedent therein necessary to effectuate the Plan; conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; industry capacity; increased labor costs or unavailability of skilled workers; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; the economic, political and social instability and risks of doing business in certain foreign countries; significant costs and potential liabilities resulting from compliance with applicable laws; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers; Key’s ability to incur debt or long- term lease obligations; Key’s ability to implement technological developments and enhancements; significant costs and liabilities resulting from environmental, health and safety laws and regulations, including those relating to hydraulic fracturing; severe weather impacts on Key’s business; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; the loss of one or more of Key’s larger customers; the impact of compliance with climate change legislation or initiatives; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to execute its plans to withdraw from international markets outside North America; Key’s ability to achieve the benefits expected from acquisition and disposition transactions; Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the SEC and in Article XI of the Disclosure Statement.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Russia.

Contact:

West Gotcher, Investor Relations

713-757-5539